EXHIBIT 99.1

Force Protection Begins Management Restructuring

Michael Moody Named as Chief Executive Officer

Francis E. Scheuerell, Jr. to Replace Michael Durski as Interim Chief Financial Officer

Raymond Pollard Departs as Chief Operating Officer

LADSON, S.C.—(BUSINESS WIRE)—Force Protection, Inc. (NASDAQ:FRPT) today announced the appointment of Michael Moody as the Company’s Chief Executive Officer, President, and Chairman. This appointment recognizes Mr. Moody’s leadership ability and strategic insight into the future of the business. While a formal search process, which included Mr. Moody as a candidate, had been underway, the Board of Directors concluded that Mr. Moody’s background in turn-around situations, his familiarity with the Company’s operations, and his proposed strategic initiatives would directly and immediately serve the interests of the company and its shareholders.

Mr. Moody has more than 30 years of senior management experience in operational management, reorganizations, acquisitions and business transformation. Mr. Moody has undertaken many business transformations in the roles of Chief Operating Officer or President of domestic and international companies. Mr. Moody holds a CPA (Australia) with extensive domestic and international investment banking experience including difficult turnaround situations.

Mr. Moody commented, “I am very proud to take this position with Force Protection. Recent events have clearly underlined that there is a tremendous amount of work to do and that there is significant urgency to many of the tasks at hand. I believe deeply in the importance and quality of our products and in the opportunities provided by our niche orientation in the survivability market. It is our intent to utilize the strength of our product offerings to both reinforce our position in the tactical wheeled vehicle space and to diversify our business into other categories of survivability products.”

The Company also announced that Raymond Pollard, the Company’s Chief Operating Officer, has departed effective March 3, 2008 to pursue other interests. The Company has determined not to fill the Chief Operating Officer role in the near future. Mr. Moody will assume immediate responsibility for Mr. Pollard’s direct reports, which include Executive Vice Presidents Damon Walsh, Daniel Busher and Mark Edwards.

Further, the Company announced today that Michael Durski, Chief Financial Officer, has departed the Company effective February 29, 2008 to pursue other interests. The Company’s Board of Directors has appointed Francis E. Scheuerell, Jr. (a managing director of Huron Consulting Group, LLC) as the Interim Chief Financial Officer and has begun an external search to select a Chief Financial Officer for the Company.

Frank Scheuerell has over 26 years of experience addressing complex accounting and reporting issues. Mr. Scheuerell has had significant involvement with the restatements of numerous public company financial statements. Also, Mr. Scheuerell was a partner in BDO Seidman’s national accounting office and, prior to joining BDO Seidman, he was on the staff of Financial Accounting Standard Board (FASB).

Mr. Moody continued, “The changes we are announcing today are intended to mark the beginning of a new chapter in the history of this company. In order to leverage the opportunities that exist for us, we must take decisive action both internally and externally. Our business is intensely competitive. We demand excellence of every facet of this organization as we go forward and we will continue to evolve our organization and management to meet business requirements and opportunities. There is no area of our business that will go untouched by the mandate we have to improve our company’s performance. We will quickly address our shortcomings and further strengthen the areas of our business that have carried us thus far. As we do so, the culture at Force Protection will change. This is a company that prides itself on service to its customers. We take seriously our responsibilities as a public company. We will strive for excellence in our ventures with our partners, our vendors, and our community. Most importantly, we will keep the urgent needs of our end-users, whose lives depend upon our success, at the forefront of our minds.”

Mr. Moody concluded, “We recognize the ongoing support that many of our shareholders have evidenced even as our share price has declined. There is no question that the process we begin today will require time, hard work and difficult choices. That having been said, our Board of Directors and our management team believe that this is a special company with an extraordinary opportunity to build an enduring and important business. We thank you for your continued support as we take these next, important steps to create shareholder value.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar and the Buffalo, and the Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program.

For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Language

This press release contains forward-looking statements that involve risks and uncertainties. The Company generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements, including statements relating to the Company’s ability to diversify its business, the Company’s ability to improve its performance, and the change of the culture of the Company. You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. Although management believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and the Company’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in expectations, except as required by law.

Contacts

Force Protection, Inc.
Company Contact:

Tommy Pruitt
Government Communications &
Public Relations Director
843-574-3866
or
Investor Relations Contact:

ICR, Inc.
James Palczynski
Principal and Director
203-682-8229